EXHIBIT 3.1

			      FIRST AMENDMENT
		    OF THE AMENDED AND RESTATED BYLAWS
			 OF ISOLYSER COMPANY, INC.


     In accordance with Article 11 of the Corporation's Bylaws, the Corporation hereby amends its Amended and Restated Bylaws by adding a new Section 8.10 as follows:

	  8.10 Business Combinations with Interested
	  Stockholders.  In accordance with Official
	  Code of Ga. Ann. Section 14-2-1133, this
	  Corporation has elected that all of the
	  requirements of Part 3 of Article 11 of the Georgia Business Corporation Code shall be applicable to this Corporation.

     I hereby certify that the foregoing First Amendment was duly adopted by the Corporation's Board of Directors on June 19, 1996.



			 /s/ Travis W. Honeycutt
			 ______________________________________
			 TRAVIS W. HONEYCUTT, Secretary